Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

E.R.C. ENERGY RECOVERY CORPORATION

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, the undersigned directors of E.R.C. Energy Recovery Corporation, originally incorporated on the 19th day of April, 1979, under the name “Energy Recovery Corporation,” do hereby adopt the following Amended and Restated Certificate of Incorporation:

ARTICLE I

Name

The name of this corporation is “E.R.C. Energy Recovery Corporation.”

ARTICLE II

Registered Agent

The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

Duration

The duration of this corporation is perpetual.

ARTICLES IV

Purposes

The purpose or purposes for which this corporation is organized are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE V

Stock

The aggregate number of shares that the corporation shall have authority to issue is 110,000,000 shares, divided into two classes, 100,000,000 shares of common stock of one mill ($0.001) par value  and 10,000,000 shares of preferred stock of one mill ($0.001) par value.  The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred or any class or series thereof, by amendment hereto, without shareholder approval, as provided in the General Corporation Law of the State of Delaware or as hereafter amended.

ARTICLE VI

Board Amendments

The Board of Directors, without the approval of the shareholders, may amend the Articles of Incorporation to change the name of the corporation to any name that conforms with any business or industry that the Board of Directors determines that the corporation should engage in or which conforms with the name or names of any properties, businesses or companies acquired by the corporation.  This provision shall not otherwise limit the authority of the Board of Directors to amend the Articles of Incorporation in any manner that is provided in the General Corporation Law of the State of Delaware, currently or as hereafter amended.

ARTICLE VII

Shareholder Rights

The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine.  Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of this corporation; nor shall shareholders be entitled to vote cumulatively in the election of directors of the corporation or for any other purpose.

ARTICLE VIII

Common Directors – Transactions Between Corporations

No contract or other transaction between this corporation and one (1) or more of its directors or any other corporation, firm, association or entity in which one (1) or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director if (a) the fact of such relationship or interest is disclosed or known to the Board of Directors and they authorize, approve or ratify such contract or transaction by vote or written consent; or (b) the contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies any such contract or transaction.

ARTICLE IX

INDEMNIFICATION

 The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said law from and against any and all of the expenses, liabilities or other matters referred to in or covered by said law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE X

RECAPITALIZATIONS AFFECTING OUTSTANDING SECURITIES

The Board of Directors, without the consent of shareholders, may adopt any recapitalization affecting the outstanding securities of the corporation by effecting a forward or reverse split of all of the outstanding securities of the corporation, with appropriate adjustments to the corporation’s capital accounts, provided that the recapitalization does not require any change in the Articles of Incorporation of the corporation.

The foregoing amendments to the Articles of Incorporation of E.R.C. Energy Recovery Corporation were duly adopted by the Board of Directors and Majority Stockholder of the corporation by the execution of an Action by Unanimous Consent of the Board of Directors and Majority Stockholder on October 31, 2007.  The number of shares voted for such amendment was 275,000, or 58.1% of the 472,574 shares outstanding, with none opposing and none abstaining.

IN WITNESS WHEREOF, the duly authorized officers of the corporation have signed these Amended and Restated Articles of Incorporation under penalty of perjury, on the dates indicated below.

Date: 10/31/07                                                              /s/David C. Merrell

                                                                                     David C. Merrell, President

Date: 10/31/07                                                              /s/Michael C. Brown

                                                                                     Michael C. Brown, Secretary/Treasurer